AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1997
                                                      REGISTRATION NO. 33-51457
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                      POST-EFFECTIVE AMENDMENT NO. 5

                                      TO

                                   FORM S-2

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                  95-0615250
(STATE OR OTHER JURISDICTION OF INCORPORATION    (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                               ----------------

                            2601 S. EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                (213) 723-7476
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                     ROBERT M. LING, JR., GENERAL COUNSEL
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                            2601 S. EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                (213) 723-7476
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:

                              JOHN D. HUSSEY

                 SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

                          333 SOUTH HOPE STREET

                                48TH FLOOR

                      LOS ANGELES, CALIFORNIA 90071

                              (213) 617-4112

                               ----------------

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

  IF THE REGISTRANT ELECTS TO DELIVER ITS LATEST ANNUAL REPORT TO SECURITIES HOLDERS, OR A COMPLETE AND LEGIBLE FACSIMILE THEREOF, PURSUANT TO ITEM 11(a)(1) OF THIS FORM, CHECK THE FOLLOWING BOX. [X]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                    $4,774,685 PARTIALLY SUBORDINATED
                           PATRONS' DEPOSIT ACCOUNTS

  This Prospectus relates to the Partially Subordinated Patrons' Deposit Accounts (the "Deposit Accounts") maintained with Certified Grocers of California, Ltd. ("Certified" or the "Company") by the member-patrons and associate patrons of the Company and the Deposit Accounts to be maintained with the Company by such persons or entities who from time to time become member-patrons or associate patrons of the Company. (Member-patrons and associate patrons are collectively referred to herein as "patrons"). Patrons are generally required to maintain deposits with the Company in certain required amounts and may also maintain deposits in excess of such required amounts. All such deposits of a patron are maintained in the patron's Deposit Account. Patrons are required to execute subordination agreements providing for the pledging of their Deposit Accounts to the Company and the subordination of that portion of their Deposit Accounts which consists of required deposits to Senior Indebtedness (as defined) of the Company. The subordination agreements executed by patrons on and after January 14, 1994 differ from the subordination agreements which have been executed by patrons before January 14, 1994. See "DESCRIPTION OF DEPOSIT ACCOUNTS --
 Subordination."

  That portion of each Deposit Account consisting of required deposits does not bear interest. Interest is paid with respect to that portion, if any, of a Deposit Account which exceeds the required amounts. The rate is 8.5% per annum at the date of this Prospectus. The Deposit Accounts are not secured by any lien on any assets of the Company, are nontransferable without the consent of the Company, which will normally be withheld, and are required to be pledged to the Company as security for obligations to the Company and its subsidiaries. On termination of membership of a member-patron or on an associate patron ceasing to do business with the Company, the patron will be entitled to the return of its Deposit Account, less all amounts that may be owing by the patron to the Company or any of its subsidiaries, provided, however, that return of that portion of the Deposit Account which consists of required deposits will be governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted thereby. That portion of the Deposit Account which is in excess of the required deposits will be paid to the patron on its request provided the patron is not in default in any of its obligations to the Company or any of its subsidiaries. (See "DESCRIPTION OF DEPOSIT ACCOUNTS").

  This prospectus is accompanied by a copy of the Company's latest Form 10-K and latest Form 10-Q as filed with the Securities and Exchange Commission.

  Since the Deposit Accounts are not segregated from the Company's other funds and are unsecured obligations, and since the Company has not established any reserves for their repayment, there can be no assurance that the Company would have the ability to repay the Deposit Accounts in the event of insolvency or other financial difficulty or in the event the Company were required to return a substantial amount of the Deposit Accounts at one time or over a brief period of time. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Repayment."

                              ------------------

     CAREFUL CONSIDERATION SHOULD BE GIVEN TO THE MATTERS DISCUSSED UNDER
            "RISK FACTORS," BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                              ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                          UNDERWRITING          PROCEEDS
                                          PRICE           DISCOUNTS AND          TO THE
                                        TO PUBLIC          COMMISSIONS        COMPANY(1)(2)
-------------------------------------------------------------------------------------------
$4,774,685 Partially Subordinated
Patrons' Deposit Accounts.......       $4,774,685             none             $4,774,685
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) As of the date of registration, the expenses payable by the Company were estimated at $44,345.

(2) Based on the assumption that this amount of Deposit Accounts will be acquired by patrons. There is no assurance that this amount will be so acquired.

THIS OFFER IS NOT UNDERWRITTEN.

             THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected and copied at the public reference facilities maintained by the Commission and located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048.

                            ADDITIONAL INFORMATION

  As permitted by the rules and regulations of the Commission, this Prospectus omits certain information and exhibits contained in a Registration Statement on Form S-2 filed by the Company with the Commission. For further information, reference is made to the Registration Statement including the exhibits filed as a part thereof. Copies of the Registration Statement and exhibits may be obtained from the principal office of the Commission in Washington, D.C. upon payment of the fee prescribed by the rules and regulations of the Commission.

                          INCORPORATION BY REFERENCE

  The following documents filed with the Commission are incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended August 30, 1997. (ii) All other reports filed pursuant to Section 13(a) or 15(a) of the Exchange Act since the end of the fiscal year covered by the Annual Report.

                                 RISK FACTORS

  Careful consideration should be given to the following factors concerning the Company and the securities offered in this Prospectus:

SUBORDINATION

  The portion of the Deposit Accounts consisting of required deposits will be subordinated to the prior payment in full of Senior Indebtedness (as defined) of the Company. Patrons are required to execute subordination agreements with respect to their Deposit Accounts. The subordination agreements executed by patrons on and after January 14, 1994 differ from the subordination agreements which have been executed by patrons before January 14, 1994. The portion of the Deposit Accounts consisting of required deposits cannot be repaid by the Company in the event of an uncured default by the Company respecting Senior Indebtedness, or in the event of dissolution, liquidation or insolvency proceedings involving the Company, until all Senior Indebtedness has been paid in full or provision made for such payment satisfactory to the holders of Senior Indebtedness. The total amount of outstanding Senior Indebtedness to which required deposits are subordinated aggregated approximately $149,000,000 as of November 29, 1997. There is no limitation on the Company's creation of additional Senior Indebtedness. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Subordination."

UNSECURED OBLIGATIONS

  The Deposit Accounts are not secured by any lien upon any assets of the Company and are unsecured obligations of the Company.

NONTRANSFERABILITY

  The Deposit Accounts are nontransferable without the consent of the Company, which will normally be withheld. Patrons are required to pledge their Deposit Accounts to the Company as security for their obligations to the Company and its subsidiaries.

INTEREST

  The portion of the Deposit Accounts consisting of required deposits does not bear interest. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Interest."

REPAYMENT

  Amounts in a patron's Deposit Account in excess of the amount consisting of required deposits are returnable upon request of the patron if the patron is not in default of its obligations to the Company or any of its subsidiaries. Upon termination of membership of a member-patron or on an associate patron ceasing to do business with the Company, the patron is entitled to the return of its Deposit Account, less all amounts owing to the Company and its subsidiaries. In all cases, however, return of the portion of the Deposit Account consisting of required deposits is governed by the subordination provisions to which it is subject.

  Since the Deposit Accounts are not segregated from the Company's other funds and are unsecured obligations, and since the Company has not established any reserves for their repayment, there can be no assurance that the Company would have the ability to repay the Deposit Accounts in the event of insolvency or other financial difficulty or in the event the Company were required to return a substantial amount of the Deposit Accounts at one time or over a brief period of time. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Repayment."

VOLUME LOSSES

  The Company experienced reductions in sales volume from fiscal 1991 levels totaling approximately $945 million between fiscal years 1992 and 1995. During this period, certain of the Company's large member-patrons either grew to the size where they elected to establish self-distribution programs or were acquired by chains that had existing self-distribution programs. Additionally, sales volume was lost as a result of the decision of certain large patrons to expand their own warehousing and distribution operations in fiscal 1994.

  The Company has been notified that its third and fourth largest customers, Nob Hill General Store, Inc. ("Nob Hill") and Hughes Markets, Inc. ("Hughes"), respectively, have entered into agreements to be acquired by entities that have existing self-distribution programs. These acquisitions are both expected to be completed in the first quarter of 1998. The Company's sales to Nob Hill and Hughes totaled approximately $150 million in fiscal 1997. The financial impact of these transactions on Certified is unknown at this time.

  There can be no assurance that future sales volume reductions will not occur, whether by merger or acquisition of patrons or election by patrons to switch to self-distribution or other supply sources. The Company's largest customer and ten largest customers accounted for approximately 5% and 31%, respectively, of net sales in fiscal 1997.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                            FISCAL YEAR
                                                   -----------------------------
                                                   1997  1996  1995  1994  1993
                                                   ----- ----- ----- ----- -----
Ratio of earnings to fixed charges(1)............. 2.21x 1.94x 1.71x 1.63x 1.78x

---------------------
(1) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before patronage dividends, provision (benefit) for income taxes, and cumulative effect of change in accounting principle in 1994 of $2.5 million, plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor.

                        DESCRIPTION OF DEPOSIT ACCOUNTS

GENERAL

  Patrons are generally required to maintain deposits with the Company in certain required amounts and may also maintain deposits with the Company in excess of such required amounts. All such deposits of a patron are maintained in the patron's Deposit Account. Patrons are required to execute subordination agreements providing for the pledging of their Deposit Accounts to the Company and the subordination of that portion of their Deposit Accounts which consists of required deposits to Senior Indebtedness (as defined) of the Company. As described below under the caption "Subordination," the subordination agreements executed by patrons on and after January 14, 1994 differ from the subordination agreements which have been executed by patrons before January 14, 1994. Thus, persons or entities who become member-patrons or associate patrons on or after January 14, 1994 are required to execute the new subordination agreements. In addition, patrons who executed subordination agreements before January 14, 1994 may be required to execute the new subordination agreements if there is a change in the patron's business form. For example, in the event of a change in a patron which is a proprietorship or partnership, or a change in the stock ownership of a patron which is a corporation, the Company may require the execution of a new subordination agreement.

  Amounts in the Deposit Accounts are not segregated from other funds of the Company. The Deposit Accounts are recorded in the Company's records by means of book entries, and no note, certificate or other instrument is issued as evidence of the Deposit Accounts. After the close of each fiscal year, the Company provides each patron with a statement showing patronage dividends allocated to the patron's Deposit Account. In addition, written inquiry concerning the Deposit Accounts and other additions to the account, as well as withdrawals and charges and the account balance, may be made at any time, and telephone inquiry may be made at any time during normal business hours. The Company's policies regarding deposits are subject to change by the Board of Directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies.

SUBORDINATION

  As described below in this section, the subordination of that portion of the Deposit Accounts which consists of required deposits will differ depending upon whether a patron executes a subordination agreement on or after January 14, 1994 or has executed a subordination agreement before that date.

1. SUBORDINATION AGREEMENTS EXECUTED ON OR AFTER JANUARY 14, 1994.

  With respect to patrons who execute subordination agreements on or after January 14, 1994, that portion of the Deposit Account of each such patron which consists of required deposits will, under the terms of such agreements, be subordinated and subject in right of payment to all Senior Indebtedness. As to such patrons, the term "Senior Indebtedness" means all indebtedness, liabilities or obligations of the Company, contingent or otherwise, whether existing on the date of execution of the subordination agreement or thereafter incurred, (A) in respect of borrowed money; (B) evidenced by bonds, notes, debentures or other instruments of indebtedness; (C) evidenced by letters of credit, bankers' acceptances or similar credit instruments; (D) in respect of Capitalized Lease Obligations; (E) in respect of the deferred purchase price of property or assets (whether real, personal, tangible or intangible) or in respect of any mortgage, security agreement, title retention agreement or conditional sale contract; (F) in respect of any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to provide interest rate protection; (G) in respect of all indebtedness, liabilities or obligations of others of any of the types referred to in clauses (A) through (F) for which the Company is responsible or liable as obligor, guarantor or otherwise or in respect of which recourse may be had against any of the property or assets (whether real, personal, tangible or intangible) of the Company; and (H) in respect of all modifications, renewals, extensions, replacements and refundings of any indebtedness, liabilities or obligations of any of the types described in clauses (A) through (G); provided, however, that the term "Senior Indebtedness" shall not mean any indebtedness, liabilities or obligations of the Company, contingent or otherwise, whether existing on the date of execution of the subordination agreement or thereafter incurred, (i) to trade creditors arising or incurred in the ordinary course of the Company's business, (ii) in respect of any redemption, repurchase or other payments on capital stock, (iii) in respect of Patron's Deposits or (iv) in respect of Patronage Dividend Certificates.

  For purposes of the foregoing definition, "Capitalized Lease Obligations" means the discounted present value of the rental obligations of any person or entity under any lease of any property which, in accordance with generally accepted accounting principles, has been recorded on the balance sheet of such person or entity as a capitalized lease; "Patrons' Deposits" means the deposits from time to time required to be made or maintained with the Company by its patrons or customers in accordance with the Bylaws of the Company as in effect from time to time or in accordance with the policies for the servicing of accounts of patrons or customers established from time to time by the Company, and any deposits from time to time made or maintained with the Company by its patrons or customers in excess of such required deposits; and "Patronage Dividend Certificates" means any notes, revolving fund certificates, retain certificates, certificate of indebtedness, patronage dividend certificates or any other written evidences of indebtedness of the Company at any time outstanding which evidence the indebtedness of the Company respecting the distribution by the Company of patronage dividends.

  The subordination is such that in the event of any insolvency or bankruptcy proceedings relative to the Company or its property, any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness (whether accrued prior or subsequent to the commencement of such proceedings) before any payment is made with respect to that portion of the Deposit Accounts which consists of required deposits. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more ratably than holders of the Deposit Accounts. In addition, (i) no payment shall be made with respect to that portion of the Deposit Accounts which consists of required deposits in the event and during the continuation of any default in the payment of any Senior Indebtedness; and (ii) in the event any default (other than those referred to in clause (i)) shall occur and be continuing with respect to any Senior

Indebtedness permitting the holders of such Senior Indebtedness to accelerate the maturity thereof, no payment shall be made with respect to that portion of the Deposit Accounts which consists of required deposits during any period (a) of 180 days after the giving of written notice of such default by the holders of such Senior Indebtedness to the Company, or (b) in which judicial proceedings shall be pending in respect of such default, a notice of acceleration of the maturity of such Senior Indebtedness shall have been transmitted to the Company in respect of such default and such judicial proceedings shall be diligently pursued in good faith. With respect to clause
(ii)(a) above, only one such notice shall be given in any twelve consecutive months.

2. SUBORDINATION AGREEMENTS EXECUTED PRIOR TO JANUARY 14, 1994.

  With respect to patrons who executed subordination agreements prior to January 14, 1994 and who do not execute new subordination agreements after that date, that portion of the Deposit Account of each such patron which consists of required deposits is, under the terms of such agreements, subordinated and subject in right of payment to the prior payment in full of the principal of (and premium, if any) and interest upon all Senior Indebtedness. As to such patrons, the term "Senior Indebtedness" means, (A) any and all indebtedness of the Company which may from time to time be outstanding as shall be payable with respect to short term notes and other commercial paper issued by the Company and which are rated by a nationally recognized securities rating agency, (B) any and all indebtedness, whether contingent or otherwise, of the Company which may from time to time be outstanding and be payable to any bank, insurance company, or other financial institution, and (C) any and all indebtedness of others which may from time to time be guaranteed by the Company and is payable to any bank, insurance company or other financial institution.

  The subordination is such that upon any distribution of the assets of the Company upon any voluntary or involuntary dissolution, winding up or liquidation, reorganization, readjustment, arrangement, or similar proceedings, relating to the Company or its property, whether or not the Company is a party thereto, and whether in bankruptcy, insolvency or receivership proceedings or otherwise, or on any assignment by the Company for the benefit of creditors, or upon any other marshaling of the assets and liabilities of the Company, all Senior Indebtedness shall be paid in full, or provision made for such payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest, if any, on that portion of the Deposit Accounts which consists of required deposits. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more ratably than holders of the Deposit Accounts. In addition, no payment shall be made on account of the principal of or interest, if any, on that portion of any Deposit Account which consists of required deposits, if
(i) there shall have occurred a default in payment in the principal of (or premium, if any) or interest on any Senior Indebtedness, or (ii) there shall have occurred any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof and if written notice of election so to accelerate shall have been given to the Company by the holder or holders of such Senior Indebtedness or their representative or representatives, or (iii) payment on account of principal of or interest, if any, on that portion of any Deposit Account which consists of required deposits would itself constitute an event of default with respect to any Senior Indebtedness, unless or until such event of default described in clauses (i), (ii) or (iii) shall have been cured or waived or shall have ceased to exist.

3. NO LIMIT ON SENIOR INDEBTEDNESS.

  There is no limitation on the creation of additional Senior Indebtedness by the Company. Outstanding Senior Indebtedness to which the required deposits of patrons is subordinated aggregated approximately $149,000,000 as of November 29, 1997.

INTEREST

  That portion of the Deposit Accounts which consists of required deposits is non-interest bearing. While the Board of Directors of the Company could, in its sole discretion, authorize the payment of interest on such portion, it has no present plans to do so.

  Except for deposits under the Company's price reservation program, the Company currently pays interest on amounts in the Deposit Accounts which are in excess of required deposits. The rate of interest is 8.5% per annum at the date of this Prospectus. The rate of interest during each fiscal month of the Company will be the prime rate established by Bankers Trust Company and as in effect on the 25th day of the preceding calendar month, or, if not then available for any reason, on the next succeeding day when such rate is available. However, if such rate is not available for any reason prior to the beginning of the applicable fiscal month, the rate used for the previous fiscal month will continue to be used. Interest for a fiscal month will be paid only on those amounts which do not consist of required deposits and which are in the Deposit Accounts during the entire fiscal month. Such interest will not be compounded. Such interest will be paid to the patron semi-annually by the Company in March and September of each year. However, upon request of the patron, such interest will be paid by credit to the patron's Deposit Account.

  The payment of interest on that portion of the Deposit Accounts which does not consist of required deposits may be changed or eliminated at any time in the discretion of the Board of Directors.

REPAYMENT

  Upon request, the Company will return to patrons the amount of their Deposit Accounts which is in excess of the portion thereof which consists of required deposits, provided that the patron is not in default in its obligations to the Company or any of its subsidiaries.

  On termination of membership of a member-patron or on an associate patron ceasing to do business with the Company, the Company will return the Deposit Account, less all amounts that may be owing to the Company and any of its subsidiaries. In all cases, however, return of that portion of the Deposit Account which consists of required deposits will be governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted thereby.

  Since the Deposit Accounts are not segregated from the Company's other funds, the Company's liquidity might be adversely affected if the Company were required to return a substantial amount of the Deposit Accounts at one time or over a brief period of time. While the Company's liquidity has not been adversely affected in the past as a result of the return of deposits to patrons, there can be no assurance that the Company's liquidity would not be adversely affected in the future as a result of the return to patrons of a substantial amount of Deposit Accounts. In addition, the Company has not established any reserves to provide for the repayment of Deposit Accounts, nor are the Deposit Accounts secured obligations of the Company. Thus, in the event a substantial amount of Deposit Accounts were required to be repaid by the Company at one time or over a brief period of time, or in the event the Company were to experience financial difficulties or to become insolvent, there can be no assurance respecting the Company's ability to repay the Deposit Accounts and respecting the ability of the Company's patrons to recover the amount of their Deposit Accounts.

OTHER SIGNIFICANT ASPECTS

  The Deposit Accounts are not secured by any lien upon any assets of the Company. They are nontransferable without the consent of the Company, which will normally be withheld. Patrons will be required to pledge their Deposit Accounts to the Company as security for their obligations to the Company and its subsidiaries.

                              METHOD OF OFFERING

  As a condition of doing business with the Company, patrons are required to have executed subordination agreements providing for the maintenance of Deposit Accounts with the Company, the pledging of their Deposit Accounts to the Company to secure their obligations to the Company and its subsidiaries, and the subordination of that portion of their Deposit Accounts which consists of required deposits.

  Such persons or entities who from time to time may be accepted as new patrons of the Company will be required, as a condition of such acceptance, to execute subordination agreements, which subordination agreements will be effective from and after their date of execution, providing for the maintenance of Deposit Accounts with the Company, the pledging of their Deposit Accounts to the Company to secure their obligations to the Company and its subsidiaries, and the subordination of that portion of their Deposit Accounts which consists of required deposits. The subordination agreements to be executed by patrons on and after January 14, 1994 will differ from the subordination agreements which have been executed by patrons before that date. See "DESCRIPTION OF DEPOSIT ACCOUNTS -- Subordination."

  The offering of the Deposit Accounts is made by the Company only through its regular employees who will not receive any additional remuneration in connection therewith.

                                USE OF PROCEEDS

  To the extent that Deposit Accounts of patrons increase in amount and to the extent that Deposit Accounts are opened and maintained in connection with the acceptance of new patrons, proceeds to the Company therefrom will be utilized as working capital.

                                    EXPERTS

  The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The related consolidated statement of earnings, shareholders' equity, and cash flow for the fiscal year ended September 2, 1995, included in the Annual Report on Form 10-K of the Company incorporated by reference into this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                       --------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Additional Information.....................................................   2
Incorporation By Reference.................................................   2
Risk Factors...............................................................   3
Ratio of Earnings to Fixed Charges.........................................   4
Description of Deposit Accounts............................................   4
Method of Offering.........................................................   8
Use of Proceeds............................................................   8
Experts....................................................................   8

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article V of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California Corporations code provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. The Company has entered into agreements in the form filed as Exhibit 10.22 with each of its directors and certain of its officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, the Company and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



ITEM 16. EXHIBITS

    EXHIBITS:
    Exhibit    12.1   Computation of Ratio of Earnings to Fixed Charges.
    Exhibit    23.2   Consent of Deloitte & Touche LLP.
    Exhibit    23.3   Consent of Coopers & Lybrand L.L.P.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on December 30, 1997.

                                          CERTIFIED GROCERS OF CALIFORNIA,
                                           LTD.


                                          By /s/ Alfred A. Plamann
                                            ___________________________________
                                                    Alfred A. Plamann
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                  TITLE                           DATE
                  ---------                  -----                           ----
            /s/ Alfred A. Plamann            President and Chief       December 30, 1997
 ___________________________________________ Executive Officer
              Alfred A. Plamann


             /s/ Daniel T. Bane              Senior Vice President--   December 30, 1997
 ___________________________________________ Finance and
               Daniel T. Bane                Administration
                                             and Chief Financial
                                             Officer


           /s/ Randall G. Scoville           Corporate Controller      December 30, 1997
 ___________________________________________
             Randall G. Scoville


              /s/ Louis A. Amen              Director                  December 30, 1997
 ___________________________________________
                Louis A. Amen
           (Chairman of the Board)


             /s/ John Berberian              Director                  December 30, 1997
 ___________________________________________
               John Berberian


            /s/ Michael Bonfante             Director                  December 30, 1997
 ___________________________________________
              Michael Bonfante


            /s/ Harley J. Delano             Director                  December 30, 1997
 ___________________________________________
              Harley J. Delano


             /s/ John T. Fujieki             Director                  December 30, 1997
 ___________________________________________
               John T. Fujieki

                  SIGNATURE                  TITLE            DATE
                  ---------                  -----            ----
             /s/ Roger K. Hughes             Director   December 30, 1997
 ___________________________________________
               Roger K. Hughes


            /s/ Darioush Khaledi             Director   December 30, 1997
 ___________________________________________
              Darioush Khaledi


                /s/ Mark Kidd                Director   December 30, 1997
 ___________________________________________
                  Mark Kidd


       /s/ Willard R. "Bill" Macaloney       Director   December 30, 1997
 ___________________________________________
         Willard R. "Bill" Macaloney


              /s/ Jay McCormack              Director   December 30, 1997
 ___________________________________________
                Jay McCormack


             /s/ Morrie Notrica              Director   December 30, 1997
 ___________________________________________
               Morrie Notrica


          /s/ Michael A. Provenzano          Director   December 30, 1997
 ___________________________________________
            Michael A. Provenzano


            /s/ Gail Gerard Rice             Director   December 30, 1997
 ___________________________________________
              Gail Gerard Rice


             /s/ James R. Stump              Director   December 30, 1997
 ___________________________________________
               James R. Stump


              /s/ Kenneth Young              Director   December 30, 1997
 ___________________________________________
                Kenneth Young

                        INDEX TO EXHIBITS AND SCHEDULES

 EXHIBITS:
 Exhibit    12.1   Computation of Ratio of Earnings to Fixed Charges.
 Exhibit    23.2   Consent of Deloitte & Touche LLP
 Exhibit    23.3   Consent of Coopers & Lybrand L.L.P.